News Release FOR IMMEDIATE RELEASE	The Procter & Gamble Company One P&G Plaza Cincinnati, OH 45202

PROCTER & GAMBLE ANNOUNCES ORGANIZATIONAL CHANGES

    CINCINNATI, Mar. 9, 2009 - The Procter & Gamble Company (NYSE:PG) today announced the following organizational change:

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Susan E. Arnold, (55), president – global business units, will retire effective September 1, 2009, after 29 years of service. She will step down as president on March 9, 2009, and will continue to serve in a special assignment, reporting to Chairman of the Board and Chief Executive Officer A.G. Lafley, until September 1. It has long been her intention to step down upon her 55th birthday, which she celebrated on March 8, 2009.

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The vice chairs of P&G global business units who have reported to Ms. Arnold will report to Mr. Lafley, effective immediately, reducing a layer of management as part of the Company’s ongoing simplification effort.

    “Susan has been an integral part of P&G’s leadership team over the past decade, most recently as president of global business units responsible for more than $80 billion in sales and more than 300 brands worldwide,” Mr. Lafley said.

    “She has also been an architect of the Company’s winning Beauty strategy for the past 20 years,” Mr. Lafley said. “She’s led the transformation of P&G into one of the world’s leading Beauty companies – with vision, creativity, consumer understanding, and game-changing innovation.”  Under Ms. Arnold’s leadership, P&G’s Beauty business has nearly tripled in size from about $7 billion in 1999 to $20 billion today.  When she became president of the Company’s personal beauty care business ten years ago, P&G had only one billion-dollar beauty brand, Pantene.  Today, there are eight billion-dollar brands in the Company’s Beauty & Grooming portfolio – Pantene, Olay, Head & Shoulders, Wella, Mach3, Gillette, Fusion and Braun – and eight more with sales between $500 million and $1 billion a year.

    “In addition to her business leadership,” Mr. Lafley said, “Susan has also been instrumental in the development of top talent throughout P&G and she has served as a role model and coach for women inside and outside P&G.”  She has held positions at P&G that no other woman has held before; the first female leader of P&G’s global Beauty business, the first female Vice Chair and the first woman to be Company President.  She has also been a supporter of organizations outside P&G such as Catalyst that help expand opportunities for women in business.  Ms. Arnold has been on Fortune’s 50 Most Powerful Women in Business list for the past seven years and Forbes’ World’s 100 Most Powerful Women list since 2004.

    Most recently, Susan has played a pivotal role in P&G’s focus on sustainability.  Under her leadership, P&G adopted company-wide sustainability goals.  Sustainability has been integrated into strategies and plans in every business unit.  She has championed social sustainability and has sponsored P&G’s Children’s Safe Drinking Water program, which has delivered more than a billion liters of safe drinking water to people in need around the world.

    Ms. Arnold will continue to serve on the Boards of Directors at Walt Disney Company, McDonald’s, Catalyst, and Save the Children.

About Procter & Gamble

    Three billion times a day, P&G brands touch the lives of people around the world. The company has one of the strongest portfolios of trusted, quality, leadership brands, including Pampers®, Tide®, Ariel®, Always®, Whisper®, Pantene®, Mach3®, Bounty®, Dawn®, Gain®, Pringles®, Charmin®, Downy®, Lenor®, Iams®, Crest®, Oral-B®, Actonel®, Duracell®, Olay®, Head & Shoulders®, Wella®, Gillette®, Braun® and Fusion®. The P&G community includes approximately 138,000 employees working in over 80 countries worldwide. Please visit http://www.pg.com for the latest news and in-depth information about P&G and its brands.

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